Exhibit 5

                           [Letterhead of Macfarlanes]

The Directors
Cordiant Communications Group plc
121-141 Westbourne Terrace
London
W2 6JR
                                                     Our Ref:     MHL/WD/555974
                                                     Direct Line: 020 7849 2539
                                                     E-mail: mhl@macfarlanes.com

5 September 2000



Dear Sirs

Registration Statement on Form S-8

As English solicitors for Cordiant Communications Group plc, a public limited company incorporated under the laws of England and Wales ("the Company"), we have been requested to render this opinion in connection with the proposed registration under the United States Securities Act 1933, as amended ("the Securities Act"), of Ordinary Shares of 50p each in the capital of the Company ("the Ordinary Shares") to be issued on exercise of options granted under the Lighthouse Global Network, Inc. 1999 Stock Incentive Plan and the Lighthouse Global Network, Inc. 2000 Stock Incentive Plan ("the Plans"), pursuant to the Company's Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission under the Securities Act with respect to the registration of Ordinary Shares for issue under the Plan and the Agreement and Plan of Merger dated as of July 4, 2000 made by and among the Company, Lighthouse Acquisition, Inc., a wholly-owned subsidiary of the Company ("Merger Sub") and Lighthouse Global Network, Inc. ("Lighthouse"), as amended by an Amendment Agreement dated as of September 5 , 2000 among the same parties ("the Merger Agreement"), providing for the merger of Merger Sub with and into Lighthouse.

1 For the purpose of this opinion we have examined copies, certified or otherwise authenticated to our satisfaction, of:-

1.1 the Certificate of Incorporation and each Certificate of Incorporation on change of name of the Company;

1.2 the Memorandum of Association and Articles of Association of the Company;

1.3               the Merger Agreement and the Plans; and

1.4 such records of proceedings of the Board of Directors of the Company, records of public officials and other documents as we have deemed necessary or appropriate under the circumstances.

                  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

2 On the basis of and subject to the foregoing, we are of the opinion that the Ordinary Shares will, when issued pursuant to and in accordance with the Plans and the Merger Agreement, be legally and validly issued, fully paid and non-assessable (i.e., no further contribution in respect of the Ordinary Shares will be required to be made to the Company by the holders thereof, by reason only of their being such holders).

This opinion is limited to the law of England and Wales as currently in effect and applied by the courts thereof and is given on the basis that this opinion will be governed by and construed in accordance with such law.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully

/s/Macfarlanes
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